STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TERRAVIA HOLDINGS, INC.
The undersigned, Apu S. Mody, hereby certifies that:
ONE: He is the duly elected and acting Chief Executive Officer of TerraVia Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware.
TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 31, 2003, was amended and restated on December 12, 2005, February 8, 2007, July 31, 2008, May 19, 2010 and June 1, 2011, and was further amended on May 9, 2016 and June 9, 2016.
THREE: The amendment to the Amended and Restated Certificate of Incorporation set forth below has been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware. The text of the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:
The total number of shares of stock that the Corporation shall have authority to issue is 342,500,000, consisting of 337,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 31st day of May, 2017.

By:	/s/ APU S. MODY
Authorized Officer
Title:	Chief Executive Officer
Name:	Apu S. Mody